Exhibit 4.5

SUPPLEMENTAL INDENTURE
This Supplemental Indenture and Guarantee, dated as of November 23, 2018 (this “Supplemental Indenture” or “Guarantee”), is by and among MOTI Holdco, LLC, a Delaware limited liability company, Magnum Oil Tools GP, LLC, a Texas limited liability company, and Magnum Oil Tools International, LTD, a Texas limited partnership (collectively, the “New Guarantors”), Nine Energy Service, Inc. (together with its successors and assigns, the “Issuer”), each other existing guarantor under the Indenture referred to below and listed on the signature pages hereto (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), paying agent and registrar under such Indenture.
W I T N E S S E T H:
WHEREAS, the Issuer, the Guarantors and the Trustee have heretofore executed and delivered an Indenture, dated as of October 25, 2018 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount 8.750% Senior Notes due 2023 of the Issuer (the “Notes”);
WHEREAS, Section 4.15 of the Indenture provides that the Issuer will cause any Restricted Subsidiary of the Issuer that is not a Guarantor, other than a Foreign Subsidiary, that guarantees any Indebtedness of the Issuer or any Guarantor under a Debt Facility, to execute and deliver a Guarantee with respect to the Notes on the same terms and conditions as those set forth in the Indenture.
WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee, the Issuer and the Guarantors are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder to add additional Guarantors.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Issuer, the existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
ARTICLE I
Definitions
SECTION 1.1    Defined Terms. As used in this Supplemental Indenture, capitalized terms defined in the Indenture or in the preamble or recitals thereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
ARTICLE II
Agreement to be Bound; Guarantee
SECTION 2.1    Agreement to be Bound. Each New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture, including Article X thereof.

ARTICLE III
Miscellaneous
SECTION 3.1    Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 3.2    Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
SECTION 3.3    Ratification of Indenture; Supplemental Indentures Part of Indenture; No Liability of Trustee. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or the Guarantee. Additionally, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, the New Guarantors and the Guarantors, and the Trustee makes no representation with respect to any such matters.
SECTION 3.4    Counterparts. This Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
SECTION 3.5    Headings. The headings of the Articles and the sections in this Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
COMPANY

NINE ENERGY SERVICE, INC.

By     /s/ Ann G. Fox
Name:     Ann G. Fox
Title:     President and Chief Executive Officer

[Signature Page to Supplemental Indenture]

NEW GUARANTORS

MOTI HOLDCO, LLC
MAGNUM OIL TOOLS GP, LLC
MAGNUM OIL TOOLS INTERNATIONAL, LTD

By	/s/ Ann G. Fox

Name:	Ann G. Fox

Title:	President and Chief Executive Officer

GUARANTORS

BECKMAN PRODUCTION SERVICES, INC. (DE)
BECKMAN PRODUCTION SERVICES, INC. (MI)
BIG LAKE SERVICES, LLC
BIG LAKE SERVICES HOLDCO, LLC
CDK INTERMEDIATE, LLC
CDK PERFORATING, LLC
CDK PERFORATING HOLDINGS, INC.
CREST PUMPING TECHNOLOGIES, LLC
DAK-TANA WIRELINE, LLC
J & R WELL SERVICE, LLC
NINE DOWNHOLE TECHNOLOGIES, LLC
NINE ENERGY SERVICE, LLC
NORTHERN PRODUCTION COMPANY, LLC
NORTHERN STATES COMPLETIONS, INC.
PEAK PRESSURE CONTROL, LLC
R & S WELL SERVICE, INC.
REDZONE COIL TUBING, LLC
REDZONE HOLDCO, LLC
SJL WELL SERVICE, LLC

By	/s/ Ann G. Fox

Name:	Ann G. Fox

Title:	President and Chief Executive Officer

[Signature Page to Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By	/s/ John C. Stohlmann

Name:	John C. Stohlmann

Title:	Vice President

[Signature Page to Supplemental Indenture]